UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2005 (August 17, 2005)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Execution of Severance Benefits Agreement

On August 17, 2005, Glimcher Realty Trust (the “Registrant”) and its affiliate, Glimcher Properties Limited Partnership (the “Company”), entered into a Severance Benefits Agreement (the "Agreement") with Robert F. Beffa, the Registrant’s Senior Vice President of Development and Construction. Under the Agreement, if Mr. Beffa is an employee of the Registrant or the Company immediately prior to a change in control (as defined in the Agreement) of the Registrant then the Company shall pay a lump sum severance payment (the “Payment”) to Mr. Beffa equal to two (2) times his annual compensation during the calendar year preceding the calendar year in which the change in control of the Registrant occurred. Under the Agreement, annual compensation is to include: (i) all base salary and bonuses paid or payable to Mr. Beffa, (ii) all grants of restricted common shares of the Registrant and (iii) the fair market value of any other property or rights given or awarded to Mr. Beffa by the Registrant or the Company. Additionally, any restricted common shares of the Registrant, or options to purchase common shares of the Registrant, granted to Mr. Beffa shall vest on the day immediately prior to the date of a change in control of the Registrant. Lastly, for a period of eighteen (18) months following a change in control of the Registrant, the Registrant and the Company will maintain in full force and effect all life, accident, medical and dental insurance benefit plans and programs or arrangements in which Mr. Beffa is entitled to participate immediately prior to the date of the change in control of the Registrant, subject to certain conditions and limitations as set forth in the Agreement. A copy of the Agreement is attached hereto as an exhibit and incorporated herein by reference.

Item 9.01 Exhibits.

(c)	Exhibits

10.119	Severance Benefits Agreement, dated August 17, 2005, between Glimcher Realty Trust, Glimcher Properties Limited Partnership and Robert F. Beffa.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust (Registrant)

Date: August 18, 2005	By:	/s/ George A. Schmidt

George A. Schmidt Executive Vice President, General Counsel & Secretary